Exhibit 10.33


                              EMPLOYMENT AGREEMENT

     This Employment Agreement is effective as of December 15, 2002, between Intraop Medical, Inc. ("Employer") and Howard Solovei ("Employee").

                                    RECITALS:

     A. Employer desires to obtain the association and services of Employee in order to utilize the skills and abilities of Employee and is therefore willing to engage Employee's services on the terms and conditions set forth below.

     B. Employee desires to become associated with Employer and obtain the benefits of such association and is willing to do so on the following terms and conditions.

                                   AGREEMENT:

     In consideration of the above recitals and of the mutual promises and conditions in the Agreement, it is agreed as follows:

     1. Term. Employer agrees to employ Employee and Employee hereby accepts such employment, in accordance with the terms of this Agreement, commencing January 6, 2003 and ending December 31, 2005, unless this Agreement is earlier terminated as provided herein. Provided, however, that unless Employer or Employee gives notice to the other party to the contrary at least 60 days prior to December 31 of each year beginning December 31, 2005, the term of this Agreement shall automatically be extended for an additional term of one year from its then termination date.

     2. Compensation and Benefits.

         a. Employer shall pay Employee an initial salary at the rate of $135,000 per year, payable semi-monthly. The Board of Directors shall review Employee's salary and benefits then being paid to Employee not less frequently than every twelve (12) months. Following such review, Employer may, in its discretion increase (but shall not be required to increase) the salary or any other benefits of Employee. In addition, Employer may provide additional incentive bonuses to Employee at certain levels of productivity or profitability, to be determined at the sole discretion of Employer's Board of Directors.

         b. During the term of employment, Employee shall be entitled to receive all benefits of employment generally available to Employer's other executive and managerial employees when and as he becomes eligible for them, such as sick leave, participation in the Company's 401(k) retirement program or executive retirement program, when established, and stock options and executive performance bonus programs when they are established by the Board of Directors. In regard to group health insurance benefits, Employee will be eligible to receive health and dental benefits for both the Employee and his family. Employer will purchase a life term life policy covering Employee and made payable to an Employee designated beneficiary in the amount of $750,000. In the event of employee's termination, Employee may elect to continue the policy at Employee's own expense.

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         c. During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by Employer (whether or not fully deductible by Employer) for federal income tax purposes as ordinary and necessary business expenses, Employer shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Employer's business during the employment term, including travel expenses, food and lodging while away from home, subject to such policies as Employer may from time to time reasonably establish. Such expenses shall be reimbursed only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

         d. Employer reserves the right to modify, suspend or discontinue any and all of the above referenced benefit plans, practices, policies and programs at any time, whether before or after termination of employment, without notice to or recourse by Employee, so long as such action is taken generally with respect to other similarly situated employees and does not single out Employee.

         e. Employee shall be entitled to attend Employer's Board of Directors meetings as an observer except when Employee's compensation matters are being considered.

         f. Subject to continuing Employer approval, Employee shall be entitled to work from his home for two days per week.

     3. Incentive Stock Options. Employee shall be granted Incentive Stock Options on 175,000 shares of the Company's common stock at an exercise price of $0.80 per share. One-third (1/3) of such stock options shall be vested immediately, and so long as Employee is in the employ of Employer on the date each month that vesting occurs, the remaining stock options shall vest ratably each month over a three year period commencing on the date hereof. The options shall accelerate 12-months upon a "Change in Control" of Employer (which shall mean that Employer's existing shareholders as of the date of this Agreement shall cease to have beneficial ownership of at least 50% of Employer's voting shares of stock as a result of a single transaction or series of related transactions). In addition, Employee's stock options shall vest entirely on a "double-trigger" basis if following a Change of Control, either (i) Employer's stock option plan is not assumed by the surviving company; or (ii) Employee is terminated without Just Cause (as defined in Section 7(c)) during the period beginning four (4) months prior to and ending six (6) months after a Change of Control.

     4. Employees Responsibilities. Employee shall serve as Chief Financial Officer and Controller of Employer for the duration of this Agreement. Employee shall also perform such other comparable duties as the Board of Directors, in its discretion, shall determine. Employer shall report directly to Employer's Chief Executive Officer ("CEO") and also shall be subject to the Board and to such limits on Employee's authority as the Board of Directors may from time to time impose. Employee agrees to observe and comply with the rules and regulations of Employer as adopted by the CEO or Board of Directors respecting the performance of Employee's duties and agrees to carry out and perform orders, directions and policies of Employer and its Board of Directors as they may be, from time to time, stated either orally or in writing.

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     5. Prohibited Activities. Notwithstanding any other provisions of this
Agreement, Employee shall not take any of the following actions on behalf of Employer without the express approval of the Board of Directors (whether by resolution or written consent):

         a. Sell, pledge, transfer or otherwise encumber assets of Employer.

         b. Borrow money in the name of Employer.

         c. Buy or lease extraordinary capital equipment in excess of the amounts budgeted and approved for such expenditures.

         d. Sell any single capital asset of Employer having a market value in excess of $5,000 or a total of capital assets during any one fiscal year having a market value in excess of $25,000.

         e. Permit any customer of Employer to become indebted to Employer in an amount in excess of $25,000, except as may be allowed under the Company's standard Terms and Conditions of Sale.

         f. Terminate the services of any other officer of Employer or hire any replacement of any officer whose services have been terminated.

         g. Conduct himself (whether on Employer's business or not) in a manner which would bring substantial embarrassment, shame or ridicule to Employer under circumstances having a direct and adverse financial impact on Employer, or business as a result of the actions of Employee. This subparagraph does not apply to any actions undertaken by Employee based on his good faith exercise of reasonable sound business discretion or judgment.

     6. Executive Service.

         a. During his employment, Employee shall devote his full energies, interests, abilities and productive time to the business, affairs and interests of Employer and matters related thereto and shall use Employee's best efforts to promote Employer's interests and perform this Agreement in accordance with policies established by and under Employer's Board of Directors. Employee shall not, without the prior written consent of Employer's Board of Directors, render to others services of any kind for present or future compensations, or engage in any other activity that would materially interfere with the performance of his duties under this Agreement, including but not limited to acting as a partner, officer, director or employee or significant investor of any other entity (an investment of 5% or more of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes). The Employee shall not serve as Director on other company boards of directors without the written consent of Intraop's Board of Directors.

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         b. Employee represents to Employer that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereby.

         c. The position held by Employee assumes a "nominal" 40 hour work week, but both Employee and Employer recognize that the Company is a start-up and, in addition, that the capital medical equipment business is very dynamic and that to continue to be successful in this position requires spending many additional hours each week in the capacity of Chief Financial Officer. Employee must use his own judgment in managing his time to help operate and develop the company in Employer's best interests. This extra activity is considered part of the job responsibilities for which there is no additional compensation.

         d. It is recognized and agreed by both Employer and Employee that the specific nature of this job involves the exercise of considerable initiative, discretion, independent judgment and management by Employee. Employee acknowledges and agrees that the nature of his responsibilities make his position exempt from any local, federal or state overtime requirements; Employee further agrees not, either during or after employment with Employer, to seek additional compensation beyond the terms of this Agreement for overtime claims, except where legal grounds exist for doing so.

         e. Travel is sometimes required on weekends or at night and is to be considered part of the job for which there is no additional compensation.

     7. Termination.

         a. Upon termination of Employee's employment pursuant to the terms of this Agreement, the obligations of the parties under this Agreement shall terminate, except those obligations which survive termination of employment, including, without limitation, the obligations set forth in this Section 7 and in Section 8 Post-Employment Covenants.

         b. If Employee's employment is terminated on the basis of 60 day notice from Employer or upon any other basis except for Just Cause or voluntary resignation by Employee, Employee shall receive a severance payment as follows:
(i) if termination occurs within six months of the effective date of this agreement and a Change in Control has not occurred prior to termination, Employee will receive a lump sum severance payment immediately upon termination equivalent to two months of his current salary; or (ii) if termination occurs thereafter and a Change in Control has not occurred prior to termination, Employee will receive a severance payment equivalent to two weeks of salary, based on the rate Employee was receiving at the time of termination, times the number of months that Employee has been employed at the company, provided however that under no circumstances shall Employee's severance payment exceed twelve months of salary based on the rate Employee was receiving at the time of termination; or (iii) if a Change in Control occurs prior to termination or within the four months following a termination, twelve months of salary based on the rate Employee was receiving at the time of termination. Employee will receive a lump sum payment immediately at the time of termination equivalent to two months of salary. The remaining payments will be made monthly beginning on the first day of the third month following the date of termination. Except upon a Change in Control that occurs during the period beginning four (4) months prior to and ending six (6) months following termination, this severance payment shall be reduced by the amount of any salary or self-employment income received by Employee in the year after termination, except that in no event shall this severance payment be less than the equivalent of two months of Employee's salary at the time of termination. Any severance payment under this Agreement will be due to Employee in addition to any and all other sums or benefits due by virtue of any other provision of this Agreement or by operation of law.

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         c. "Just Cause" is defined as (i) breach of the Agreement, (ii)
conviction for any felony or misdemeanor (except for -minor traffic violations or similar offenses), any act of fraud, personal dishonesty, incompetence, negligence or willful or negligent conduct, material violation of any duty of loyalty or fiduciary loyalty to the Company or willful failure or refusal to perform duties or responsibilities under this Agreement. It also includes breach of the separate proprietary rights agreement signed by Employee. Employee acknowledges and agrees that if terminated for Just Cause he will have no claim or right to the severance payment set forth in paragraph b.

         d. Employer may terminate Employee's employment at any time without cause upon 30 days written notice to Employee. Upon such notice of termination Employer retains the right to reassign the duties of Employee for the remaining days of the notice period. Employee agrees that, as a condition of receiving the remaining compensation due under this Agreement, he will sign an appropriate Employer's Settlement Agreement and General Release form provided by Employer which relieves Employer from all claims of liabilities by Employee not due under this Agreement.

         e. Employer may terminate Employee's employment at any time without notice if there is Just Cause for termination, but the terms of subparagraphs b shall apply unless employee has engaged in gross misconduct.

         f. To the extent that Employee is substantially unable to perform his duties as Chief Financial Officer and Controller by reason of physical or mental disability not arising out of or in the course of his employment, and if said disability has a substantial adverse affect on Employer's ability to conduct its business, Employer may elect to terminate this Agreement if such termination conforms with all applicable federal and state laws and regulations. Any such termination under this subparagraph shall not be deemed a termination on the basis of gross misconduct or voluntary resignation within the meaning of this Agreement. Any worker's compensation or other disability benefits received due to the condition causing Employee's disability will be deducted from any severance payment due from Employer. However, any disability benefits paid for by the Employee, independent of Intraop, Inc. shall not be deducted from any severance payment due the Employee from the Employer.

         g. After the initial contract period of three years, Employee may voluntarily resign his employment at any time by giving 30 days written advance notice to Employer. Employer retains the option to assign Employee to other duties during the final 30 days.

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         h. Upon a merger or a sale of all or substantially all of Employer's assets, Employer may, with Employee's consent (i) assign this Agreement and all rights and obligations under it to any business entity that succeeds to all or substantially all of Employer's business through that merger or sale of assets; or (ii) on at least 30 days prior written notice to Employee, terminate Employee's employment effective on the date of the merger or sale of assets, in which case the terms of subparagraphs b and c shall apply.

     8. Post-Employment Covenants.

         a. If Employee accepts an alternative position of employment within 18 months of termination of this Agreement with Employer, and if said employment is with any entity directly competitive with Employer at the time of said re-employment, Employee agrees to notify Employer of the name and location of said new employer.

         b. Employee agrees not to maintain or attempt to maintain any business contact for a period of six (6) months after termination of Agreement with Employer's customers and clients existing at the time of termination. In addition, during and for twelve (12) months after termination of his employment, Employee shall i) not induce or attempt to induce any employee of Employer to discontinue representation of or employment with Employer; or ii) leave Employer's employ for the purpose of representation of or employment with any entity directly competitive with Employer.

         c. Employee agrees that for a period of 18 months, he will not accept employment from any entity which is directly competitive with Employer, if Employee's duties for said entity are or will be within the area of direct competition. In order to protect Employer's Confidential Information as defined in that certain Non Disclosure Agreement dated July 29, 2002 by and between Employer and Employee, Employee agrees that for a period of 18 months after termination of this Agreement, Employee shall not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor or otherwise, promote, participate or engage in any activity or other business competitive with Employer's business in California if such activity or other business involves any use by Employee of any of the Confidential Information.

         d. Nothing contained in this Section shall be deemed a waiver of the separate Confidentiality Agreement, and if there is any conflict or inconsistency between the provisions of this Section and those other provisions, the terms of those other provisions shall control. The covenants of this Section shall be construed as separate covenants covering their subject matter in each of the separate counties and states in the United States in which Employer transacts business. To the extent that any covenant shall be judicially unenforceable in any one or more of said counties or states, that covenant shall not be affected with respect to each other county and state; each covenant with respect to each county and state being construed as severable and independent.

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     9. Arbitration. Any controversy or claim arising out of or relating to this
Agreement, or breach of this Agreement, may be submitted by the parties to arbitration in accordance with the commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrators that party selects and of that party's own attorneys, and the expenses of witnesses and all other expenses connected with presenting that party's case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, and the fee of the third arbitrator and all other fees and costs, shall be borne equally by the parties.

     10. Injunctive Relief. Employee is obligated under this Agreement to render services of a special, unique, unusual, extraordinary and intellectual character, which give the Agreement peculiar value. The loss of these services cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, in addition to other remedies provided by law or this Agreement, Employer shall have the right to obtain injunctive relief to prevent or remedy any breach of the Agreement.

     11. Remedies Cumulative. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity, or by statute or otherwise. The election of any one or more than one remedy shall not preclude the availability of any other remedy. However, to the extent that any controversy concerning this Agreement is submitted to arbitration, the resulting decision shall be treated as final and binding within the meaning of the California Arbitration Act. In the event any action is brought in any court of law to enforce or interpret this Agreement, the prevailing party shall recover all attorney's fees and expenses incurred.

     12. Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

     13. Employee's Representations. Employee represents and warrants that he is free to enter into this Agreement and to perform each to the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity.

     14. Entire Agreement. This agreement and any documents to which this Agreement expressly refers, or which it incorporates by reference, contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties relating to the subject matter hereof. All amendments to this Agreement must be made in writing and signed by both parties thereto.

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     15. Construction and Headings. The formation, construction and performance of this Agreement shall be construed in accordance with the laws of California, without reference to conflicts of law provisions. The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the interpretation or construction of any of its provisions.

     16. Notice. Any notice to Employer required or permitted under this Agreement shall be given in writing to Employer, either by personal services or by registered or certified mail, postage prepaid, addressed to the Board of Directors of Employer at its then principal place of business. Any such notice to Employee shall be given in a like manner and, if mailed, shall be addressed to employee at his home address then shown in Employees files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given: (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Section.

     17. Invalidity. If any provisions of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances to the extent permissible.

     18. Successors.

         a. The Employee. This Agreement is personal to the Employee and, without the prior express written consent of the Employer, shall not be assignable by the Employee, except that the Employee's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a qualified domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Employee's heirs, beneficiaries and/or legal representatives.

         b. Employer. This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. The Employer shall use its reasonable best efforts to obtain from any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, an assumption by such successor of the obligations of the Employer under this Agreement.

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     19. Miscellaneous.

         a. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

         b. Amendments/Waiver. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

         c. Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         d. Survivorship. The respective rights and obligations of the parties to this Agreement shall survive any termination of this Agreement or the Employee's employment hereunder for any reason to the extent necessary to the intended preservation of such rights and obligations.

Dated this 15th day of December, 2002.


EMPLOYEE:                                       EMPLOYER:
                                                Intraop Medical, Inc.



/s/ Howard Solovei                              /s/ Donald A. Goer
------------------                              ------------------
Howard Solovei                                  Donald A. Goer
                                                Chief Executive Officer



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